Exhibit 99.1

Nexus;

C-Chip and Nexus; to form an Alliance for the distribution
of theft-prevention systems to the Power Sports market

Partnership to distribute the Hawk and Shadow theft-prevention systems

Montreal, July 1, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) and Nexus; are pleased to announce that they have concluded a Letter of Intent to form an alliance for the distribution of C-Chip's security products to the Power Sports vehicle (PS) market (motorcycles, ATVs, PWCs and snowmobiles).

C-Chip has developed a line of advanced security products for the Power Sports market, part of which are the Hawk 100/200 and the Shadow/MiniTracker. The Hawk 100 and 200 are C-Chip's latest in RFID based anti-theft systems designed specifically for the PS market. The Shadow/MiniTracker is the first miniaturized tracking device developed for the Power Sports vehicle market. C-Chip is also planning the development of other innovative products for the same market segment.

Nexus; is actively putting in place a business plan to aggressively sell products to the PS market, including the Shot Race Gear line of motorcycle apparel, protective gear and accessories. Nexus; presently has an extensive list of pre-qualified dealers in Canada and in the US. This would form the basis for the initial program of market penetration for the products.

Says James Dottori, Managing Director of Nexus;: "It is our belief that the C-Chip line of products will complement our established line of power sports parts and accessories via our expanding sales representative network both in Canada and the U.S. When endorsement has been obtained from the targeted insurance companies, and a program can be initiated in short order, we can comfortably assume we can increase the sales numbers exponentially."

It is C-Chip's intent to enter into a progressive distribution agreement that could ultimately permit Nexus; to become the exclusive C-Chip Power Sports Vehicle product line distributor, the covenants of which will be negotiated as a result of the working experience.

Says Stephane Solis, President and CEO of C-Chip: "We welcome Nexus; as a potentional partner in our development program. We recognize the value of their management and marketing team and their strong financial position. For C-Chip, it is another step in the successful unfolding of our business strategy."

Nexus;

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About Nexus; Inc.
 Nexus; is based in Montreal and specializes in the supply and distribution of industrial and recreational products to the North American Market. Nexus; is the North American distributor of the SHOT RACE GEAR line motocross apparel and protective gear.

About the C-ChipTM Technology
 The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offer significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:
Stephane Solis, President & CEO	James Dottori, Managing Director
C-Chip Technologies Corporation	Nexus; Inc.
514-337-2447	514-842-7265
ssolis@c-chip.com	jdottori@nexus3.ca

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.